EXHIBIT 3.5

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

EFOODSAFETY.COM, INC.

eFoodSafety.com, Inc. (the “Company”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and pursuant to Section 78.196 of the Nevada Revised Statutes, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company’s authorized preferred stock, $.0001 par value per share, and (ii) providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitation, or restrictions of five thousand (5,000) share of Series E Convertible Preferred Stock of the Company as consideration for Five Hundred Thousand Dollars($500,000.00) received by the Company on December 20, 2007 from Berkshire Capital Management Co., Inc. as follows:

RESOLVED, that the Company is authorized to issue five thousand (5,000) shares of Series E Convertible Preferred Stock (the “Series E Preferred Shares” or “Preferred Stock”), $.0001 par value per share, which shall have the following powers, designations, preferences, and other special rights:

Section 1.

Dividends.

The Series E Preferred Shares shall not bear any dividends.

Section 2.

Holder’s Conversion of Series E Preferred Shares.

A holder of Series E Preferred Shares shall have the right, at such holder’s option, to convert Series E Preferred Shares into shares of the Company’s common stock, $.0001 par value per shares (the “Common Stock”), on the following terms and conditions:

(a)

Conversion Right.

Subject to the provisions of Section 3(a) below, at any time or times on or after the earlier of: (i) 30 days after the Issuance Date (as defined herein), (ii) the date that a registration statement covering the resale of Commons Stock issued upon conversion of the Series E Preferred Stock is declared effective by the Securities and Exchange Commission (the “SEC”) (“Scheduled Effective Date”), any holder of Series E Preferred Shares shall be entitled to convert any Series E Preferred Shares into fully paid and non-assessable shares (rounded to the nearest whole share in accordance with Section 2(f) below) of Common Stock, at the Conversion Rate (as defined below).

(b)

Conversion Rate.

The number of shares of Common Stock issuable upon conversion of each of the Series E Preferred Shares pursuant to Section (2)(a) shall be determined according to the following formula (the “Conversion Rate”);

the average Closing Bid Price (as defined below) for the Company’s common stock for the five (5) trading days prior to the Conversion Date (as defined below) (hereinafter sometimes called the “Fixed Conversion Price”).

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)

“Average Market Price”

means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

(ii)

“Closing Bid Price”

means, for any security as of any date, the last closing bid price on Nasdaq as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Nasdaq is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market or the pink sheets or the bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg.  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split, or other similar transaction during such period);

(iii)

“Issuance Date”

means the date of issuance of the Series E Preferred Shares.

(c)

Adjustment to Conversion Price – Dilution and Other Events.

In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(c).

(i)

Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock.

If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split, or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)

Reorganization, Reclassification, Consolidation, Merger, or Sale.

Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as defined below), or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series E Preferred Shares then outstanding) to insure that each of the holders of the Series E Preferred Shares will thereafter have the right to acquire and receive in lieu of, or in addition to, (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series E Preferred Shares, such shares for stock, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series E Preferred Shares had such Organic Change not taken place.  In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series E Preferred Share then outstanding) with respect to such holder’s rights and interests to insure that the provisions of this Section 2(c) and Section 2(d) below will thereafter be applicable to the Series E Preferred Shares.  The Company will not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series E Preferred Shares then outstanding), the obligation to deliver to each holder of Series E Preferred Shares such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.  For purposes of the Agreement, “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

(iii)

Notices.

(a) Immediately upon any adjustment adjustment of the Conversion Price,

the Company will give written notice thereof to each holder of the Series E

Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b)    The Company will give written notice to each holder of    Series E Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, or liquidation.

(c) The Company will also give written notice to each holder of Series E Preferred Share at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution, or liquidation will take place.

(d)

Purchase Rights.

If at any time the Company grants, issues or sells any Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Series E Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Shares immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

(e)

Mechanics of Conversion.

Subject to the Company’s inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

(i)

Holder’s Delivery Requirements.

To convert Series E Preferred Shares into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 P.M., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 1 (the “Converstion Notice”) to the Company or its transfer agent (the “Transfer Agent”),  and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certifications representing the Series E Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft, or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)

Company’s Response.

Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the designated Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account at The Depository Trust Company.

(iii)

Dispute Resolution.

In the case of a dispute as to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder’s Conversion Notice.  If such holder and the Company are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent , reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant.  The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv)

Record Holder.

The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series E Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date,

(v)

Company’s Failure to Timely Convert.

If the Company shall fail to issue to a holder within five (5) business days following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificated to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Series E Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each day after the fifth (5th) business day following the date of receipt by the Company or Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the business day following the date of receipt by the Company or Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice.

(f)

Fractional Shares.

The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series E Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of its share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(g)

Taxes.

The Company shall pay any all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series E Preferred Shares.

Section 3.

Company’s Right to Redeem at its Election.

(a)

At any time, commencing One Hundred Ten (110) days after the Issuance Date, as long as the Company has not breached any of the representations, warrants, and covenants contained herein or in any related agreements, the Company shall have the right, in it sole discretion, to redeem (“Redemption at Company’s Election”), from time to time, all of the Series E Preferred Stock:  provided Company shall first provide thirty (30) days advance written notice as provided in subparagraph 3(a)(ii) below (which can be given any time on or after 80 days after the Issuance Date).

(i)

Redemption Price at Company’s Election.

The “Redemption Price at Company’s Election” shall be calculated at Stated Value, as that term is defined below, of the Series E Preferred Stock.  For purposes hereto, “Stated Value” shall mean the par value of the shares of Series E Preferred Stock.

(ii)

Mechanics of Redemption at Company’s Election.

The Company shall effect each such redemption by giving at least thirty (30) days prior written notice (“Notice of Redemption at Company’s Election”) to (A) the holders of Series E Preferred Stock selected for redemption at the address and facsimile number of such holder appearing in the Company’s Series E Preferred Stock register and (B) the transfer Agent, which Notice of Redemption at Company’s Election shall be deemed to have been delivered three (3) business days after the Company’s mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Company’s Election.  Such Notice of Redemption at Company’s Election shall indicate (i) the number of shares of Series E Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the “Date of Redemption at Company’s Election”), and (iii) the applicable Redemption Price at Company’s Election, as defined in subsection (a)(i) above.  Notwithstanding the above, the holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Company’s Election, any Series E Preferred Stock which it is otherwise entitled to convert, including Series E Preferred Stock that has been selected for Redemption at Company’s Election pursuant to this subsection 3(b).

(b)

Payment of Redemption Price.

Each holder submitting Preferred Stock being redeemed under this Section 3 shall send the Series E Preferred Stock Certificates to be redeemed by the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that holder within five (5) business days of the Date of Redemption at Company’s Election.

Section 4.

Voting Rights.

At every meeting of stockholders of the Company every holder of Series E Preferred Stock shall be entitled to fifty thousand votes for each share of Series E Preferred Stock standing in his name on the books of the Company, with the same and identical voting rights, except as expressly provided herein, as a holder of a share of Common Stock.  The Series E Preferred Stock Holders shall vote together as one class, except as provided by law, and voting as a class are entitled to are entitled to elect one director of the Company.

Section 5.

Reissuance of Certificates.

In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series E Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series E Preferred Shares a Preferred stock certificate representing the remaining Series E Preferred shares which have not been so converted or redeemed.

Section 6.

Reservation of Shares.

The Company shall, so long as any of the Series E Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series E Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series E Preferred Shares are at any time convertible.

Section 7.

Liquidation, Dissolution, or Winding-Up.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series E Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series E Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution, and winding up of the Company, an amount per Series E Preferred Share equal to the Stated Value as defined above.  The purchase or redemption by the Company of stock of any class in any manner permitted by law shall not for the purpose hereof be regarded as a liquidation, dissolution, or winding up of the Company.  Neither the consolidation nor merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof be deemed to be a liquidation, dissolution, or winding up of the Company.  No holder of Series E Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution, or winding up of the Company other than the amounts provided for herein.

Section 8.

Preferred Rate.

All shares of Common Stock shall be of junior rank to all Series E Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series E Preferred Shares.  The Series E Preferred Shares shall be greater than any Series of Common or Preferred Stock hereinafter issued by the Company.  Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series E Preferred Shares in respect of the preferences as to distributions and payments upon liquidation, dissolution and winding up of the Company.  Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company’s Certificate of Incorporation or Bylaws, or make any resolution of the board of directors with Nevada Secretary of State containing any provisions which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series E Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger or consolidation of the Company with or into another corporation, the Series E Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

Section 9.

Vote to Change the Terms of the Series E Preferred Shares.

The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares shall be required for any change to this Certificate of Designations or the Company’s Certificate of Incorporation which would amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series E Preferred Shares.

Series 10.

Lost or Stolen Certificates.

Upon receipt by the Company evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the Series E Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series E Preferred Shares into Common Stock.

Section 11.

Withholding Tax Obligations.

Notwithstanding anything herein to the contrary, to the extent that the Company receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is required by applicable federal laws or regulations, and delivers a copy of such written advice to the holders of Series E Preferred Shares so effected, the Company may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the “Withholding Tax”) with respect to such distribution.  Notwithstanding the foregoing or anything to the contrary, if any holder of the Series E Preferred Shares so affected receives advice in writing from the holder’s counsel that there is a reasonable basis to believe that the Company is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Company, the Company shall not be permitted to condition the making of any such distribution in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares depositing with the Company any Withholding Tax with respect to such distribution, provided however, the Company may reasonably condition the making of any such distribution in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares executing and delivering to the Company, at the election of the holder, either: (a) if applicable, a properly completed Internal Revenue Service form 4224, or (b) an indemnification agreement in reasonably acceptable form with respect to any federal tax liability, penalties, and interest that may be imposed upon the Company by the Internal Revenue Service as a result of the Company’s failure to withhold in connection with such distribution to with such distribution to such holder.  If the conditions in the preceding two sentences are fully satisfied, the Company shall not be required to pay any additional damages set fourth in Section 2(e)(v) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder’s failure to deposit any withholding tax hereunder or to provide to the Company an executed indemnification agreement in the form reasonable satisfactory to the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by
Patricia Gruden, its Chairman and Chief Executive Officer, as of the 20th day of December, 2007.

EFOODSAFETY.COM, INC.

By: /s/ Patricial Gruden

Patricia Gruden

Chairman and Chief Executive Officer